Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes (the “Pro Forma Financial Information”) present the historical condensed combined financial information of RG Parent LLC (“RG”) and Joe’s Jeans Inc. (now known as Differential Brands Group Inc.) (the “Company”) after giving effect to the merger transaction (the “Merger”) that was completed on January 28, 2016 in which RG became a wholly-owned subsidiary of the Company and the RG equity holders, the holders of the Company’s convertible notes (the “Convertible Notes”) and certain other third parties that provided financing for the Merger own, in the aggregate, approximately 86% of the issued and outstanding common stock of the Company and the pre-Merger stockholders of the Company own, in the aggregate, approximately 14% of the issued and outstanding common stock of the Company. The terms of the Merger are set forth in an agreement and plan of merger, dated September 8, 2015 (as amended and restated effective as of September 8, 2015, the “Merger Agreement”).

The unaudited pro forma condensed combined financial information relating to the Merger is prepared using the acquisition method of accounting with the Company treated as the legal acquirer and RG as the accounting acquirer.

The pro forma financial information was based on and should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma condensed combined financial information;

•                  RG’s consolidated financial statements as of December 31, 2015 and 2014 and for the three years in the period ended December 31, 2015 and the notes relating thereto included as an exhibit to the Amendment No. 1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Committee on March 30, 2016 (the “Amendment”);

•                  the Company’s consolidated financial statements as of and for the year ended November 30, 2015 and 2014 and the notes relating thereto included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Committee on February 29, 2016 (the “ Company’s Annual Report”); and

•                  the Company’s management’s discussion and analysis of financial condition and results of operations set forth in Item 7 of the Company’s Annual Report.

The unaudited pro forma condensed combined financial information gives effect to:

•                  the incurrence of $50 million of indebtedness under a new term loan credit facility and of $16 million of indebtedness under a new $40 million line of credit facility;

•                  the repayment and settlement of the outstanding debt obligations of RG under its revolving credit facility and the repayment and settlement of the outstanding debt obligations of the Company under its former term loan credit facility and former line of credit facility;

•                  the combination of RG with the Company in the Merger, using the acquisition method of accounting with RG as the accounting acquirer and the Company treated as the legal acquirer;

•                  the issuance and sale of $50 million of an aggregate of fifty thousand (50,000) shares of the Company’s preferred stock, par value $0.01 per share, designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”); and

•                  the exchange of the Convertible Notes for a combination of cash, shares of common stock and Modified Convertible Notes (defined below).

The historical financial statements of RG and the Company have been adjusted in the pro forma financial information to give effect to events that are (1) directly attributable to the Merger and the related transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined balance sheet gives effect to the Merger and the related transactions as if they had occurred on December 31, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 are presented as if the Merger had occurred on January 1, 2015. RG and the Company consummated the Merger on January 28, 2016.

RG and the Company have different fiscal year ends, with the most recent annual period of RG ended on December 31, 2015 and the most recent annual period of the Company ended on November 30, 2015. The unaudited pro forma condensed combined balance sheet as of December 31, 2015 includes (1) RG’s balance sheet information as of December 31, 2015 and (2) the Company’s balance sheet information as of November 30, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 includes (1) RG’s year ended December 31, 2015 and (2) the Company’s year ended November 30, 2015.

The fair value estimates of the assets acquired and liabilities assumed used in the unaudited pro forma condensed combined financial information are preliminary and subject to further adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies adopted by RG. The accounting policies of the Company are similar in all material respects to those of RG. As more information becomes available, the combined company will perform a more detailed review of the accounting policies of RG and the Company. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only and is not necessarily indicative of or intended to represent what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Merger and the related transactions occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of this Pro Forma Financial Information.

DIFFERENTIAL BRANDS GROUP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2015

(in thousands)

	Historical RG Parent, LLC and Subsidiaries	Historical Differential Brands Group Inc. and Subsidiaries	Pro Forma Adjustments Business Combination	Note Ref	Pro Forma Combined

ASSETS

Current assets
Cash and cash equivalents	$1,966	$1,937	$12,939	(a)	$16,842
Accounts receivable, net	7,300	526	—		7,826
Factored accounts receivable, net	—	7,741	—		7,741
Inventories, net	15,353	12,919	432	(b)	28,704
Deferred income taxes, net	—	1,322	(1,322)	(c)	—
Prepaid expenses and other current assets	1,351	563	—		1,914
Total current assets	25,970	25,008	12,049		63,027

Property and equipment, net	$13,406	381			13,787
Goodwill	2,286	8,394	(3,346)	(d)	7,334
Intangible assets	39,823	42,037	4,363	(e)	86,223
Deferred costs	1,161	—	(661)	(f)	500
Other assets	213	438	—		651

Total assets	$82,859	$76,258	$12,405		$171,522

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$13,084	$16,101	$(6,621)	(g)	$22,564
Income taxes payable	—	2,812			2,812
Buy-out payable	—	1,668	(1,668)	(h)	—
Line of credit and current loan payable	18,180	4,235	(6,415)	(i)	16,000
Total current liabilities	31,264	24,816	(14,704)		41,376

Convertible notes	—	27,469	(13,169)	(j)	14,300
Long-term debt	486	—	48,083	(k)	48,569
Deferred income taxes, net	—	11,131	(1,322)	(c)	9,809
Deferred rent	3,568	1,738	(1,738)	(l)	3,568
Other liabilities	—	81	—		81
Total liabilities	35,318	65,235	17,150		117,703

Commitments and contingencies

Convertible Preferred stock	—	—	5	(m)	5
Common stock	—	7,094	(5,859)	(n)	1,235
Additional paid in capital	—	113,371	(60,792)	(o)	52,579
Accumulated deficit	—	(106,007)	106,007	(p)	—
Members’ equity	47,541	—	(47,541)	(q)	—
Treasury shares	—	(3,435)	3,435	(r)	—

Total stockholders’ equity	47,541	11,023	(4,745)		53,819

Total liabilities and stockholders’ equity	$82,859	$76,258	$12,405		$171,522

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

DIFFERENTIAL BRANDS GROUP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share data)

	Historical RG Parent, LLC and Subsidiaries	Historical Differential Brands Group Inc. and Subsidiaries	Pro Forma Adjustments Business Combination	Note Ref	Pro Forma Combined

Net sales	$73,057	$80,199	$—		$153,256
Cost of goods sold	28,129	47,920	432	(s)	76,481
Gross profit	44,928	32,279	(432)		76,775

Operating expenses
Selling, general and administrative	39,665	48,228	—		87,893
Impairment of Intangibles	—	12,400	—		12,400
Depreciation and amortization	3,788	3,208	(1,207)	(t)	5,789
Retail stores impairment	—	1,732	—		1,732
	43,453	65,568	(1,207)		107,814
Operating income (loss)	1,475	(33,289)	775		(31,039)
Interest expense	558	6,621	(94)	(u)	7,085
Income (loss) from operations, before provision for income taxes	917	(39,910)	869		(38,124)
Income tax expense (benefit)	157	(2,554)	—		(2,397)
Income (loss)	$760	$(37,356)	$869		$(35,727)

Loss per share:
Net loss :					$(35,727)
Less: Preferred dividends					5,191
Net loss attributable to shareholders					(40,918)
Participating securities - Series A Preferred Stock					—
Net loss attributable to common shareholders					$(40,918)

Weighted average common shares outstanding		69,444			370,838
Basic and diluted loss per common share		$(0.54)			$(0.11)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is derived from the historical financial statements of RG and the Company.

RG and the Company have different fiscal year ends, with the most recent annual period of RG ended on December 31, 2015 and the most recent annual period of the Company ended on November 30, 2015. The unaudited pro forma condensed combined balance sheet as of December 31, 2015 includes  (1) RG’s balance sheet information as of December 31, 2015 and (2) the Company’s balance sheet information as of November 30, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 includes (1) RG’s year ended December 31, 2015 and (2) the Company’s year ended November 30, 2015.

The unaudited pro forma condensed combined balance sheet gives effect to the Merger and the related transactions as if they had occurred on December 31, 2015. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 are presented as if the Merger had occurred on January 1, 2015. RG and the Company consummated the Merger on January 28, 2016.

The unaudited pro forma condensed combined financial information relating to the Merger is prepared using the acquisition method of accounting with the Company treated as the legal acquirer and RG as the accounting acquirer.

The fair value estimates of the assets acquired and liabilities assumed used in the unaudited pro forma condensed combined financial information are preliminary and subject to further adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information has been prepared in a manner consistent with the accounting policies adopted by RG. The accounting policies of the Company are similar in all material respects to those of RG. As more information becomes available, the combined company will perform a more detailed review of the accounting policies of RG and the Company. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

The pro forma adjustments are based on the information available at the time of the preparation of this Pro Forma Financial Information.

2. The Merger

On September 8, 2015, RG entered into the Merger Agreement with the Company and JJ Merger Sub LLC (“Merger Sub”), pursuant to which Merger Sub merged with and into RG on the terms and subject to the conditions set forth in the Merger Agreement, so that RG, as the surviving company, became a wholly-owned subsidiary of the Company. The Merger closed on January 28, 2016.

The Merger has been accounted for under the acquisition method of accounting assuming RG is the accounting acquirer. Under the acquisition method of accounting, the purchase price and the net assets acquired and liabilities assumed are recorded based on their estimated fair values as of the reporting date. The excess of purchase price over the net assets is recorded as goodwill. The preliminary valuation of the fair value of the assets acquired and liabilities assumed are based on estimates and assumptions and are subject to change pending finalization of the valuations. The differences between the preliminary and final estimated fair values could be material.

The stock price used to determine the preliminary estimated purchase price is based on the closing price of the Company’s common stock as of January 28, 2016, which was $0.19. The equity consideration is based upon the assumption that 104,709 pre-split shares are outstanding, which includes the Company’s total pre-split shares outstanding of 70,083 and 34,626 total aggregate shares issued to convertible noteholders upon the conversion of the Convertible Notes into shares of the Company’s common stock in accordance with the Rollover Agreement, dated as of September 8, 2015 (the “Rollover Agreement”), by and among the Company and the holders of Convertible Notes, pursuant to which the Company exchanged $34.2 million aggregate principal amount of outstanding Convertible Notes, representing 100% of the outstanding principal amount of Convertible Notes, together with all accrued and unpaid interest thereon, for a combination of approximately $9.4 million in cash, shares of the Company’s common stock, $0.10 par value per share (the “common stock”) representing approximately 6.7% of the Company’s issued and outstanding common stock immediately after the Merger and related transactions and modified convertible notes in the aggregate principal amount of approximately $16.0 million (the “Modified Convertible Notes”), which, immediately after giving effect to the Merger and related transactions, would give the holders of the Modified Convertible Notes ownership of approximately 14.1% of the combined company on an as-converted, fully diluted basis. The Company’s total pre-split shares outstanding have not been adjusted for additional shares that were issued upon acceleration of vesting of then existing grants under the Company’s Amended & Restated Stock Incentive Plan at the closing of the Merger, as the additional share amount is not material.

The calculation of preliminary estimated purchase price (in thousands) is, as follows:

Cash paid to existing holders of convertible notes	$9,378
Fair value of Modified Convertible Notes transferred to the existing holders of convertible notes	14,300
Equity consideration to the Company’s stockholders and existing holders of convertible notes (104,709 shares at $0.19)	19,895

Total Purchase Price	$43,573

The preliminary estimated fair value of the Modified Convertible Notes was determined by a third-party valuation specialist. The face value of the Modified Convertible Notes in the amount of $16,034 was discounted by $1,734 to arrive at the fair value of the Modified Convertible Notes. The discount was calculated based on the present values of the Modified Convertible Notes contractual cash flows.

The assets acquired and the liabilities assumed at their preliminary estimated fair values and the resulting goodwill are as follows (in thousands):

Cash and cash equivalents	$1,937
Accounts receivable	526
Factored accounts receivable	7,741
Inventories	13,351
Deferred income tax asset	1,322
Prepaid expenses and other current assets	563
Property and equipment	381
Intangible assets	46,400
Other assets	438
Accounts payable and accrued expenses	(12,807)
Accrued seller transaction costs	(1,400)
Income taxes payable	(2,812)
Line of credit	(4,235)
Deferred income tax liability	(11,131)
Other liabilities	(81)
Buy-out payable	(1,668)
Goodwill balance as a result of the Merger	5,048

Total	$43,573

The following summarizes the sources and uses of cash from the Merger (in thousands):

Proceeds from issuance of Series A convertible preferred stock	$50,000
Proceeds from new term debt	50,000
Proceeds from new line of credit	16,000
Payment of deferred financing fees for term loan credit facility	(1,083)
Payment of deferred financing fees for line of credit	(500)
Redemption of RG units	(62,334)
Repayment of the Company’s Amended and Restated Revolving Credit Facility	(4,235)
Repayment of RG’s line of credit and current loan payable	(18,180)
Repayment of RG’s long term debt	(486)
Buyer’s and seller’s transaction costs	(5,197)
Partial repayment of existing convertible notes	(9,378)
Repayment of Joe Dahan Buy-out payable	(1,668)

Total net sources of cash	$12,939

(a)                                 Represents an adjustment of $12,939 to cash and cash equivalents reflecting the total net sources of cash at the closing of the Merger, as set forth in the table above.

(b)                                 Represents an adjustment to inventories of $432 to record the Company’s inventories at fair value.

(c)                                  Represents a reclassification between current and non-current deferred income taxes.  Due to a full valuation allowance against the deferred tax assets, the combined company’s net deferred income taxes consist of a deferred tax liability associated with the Hudson trademark.

(d)                                 Represents an adjustment to decrease goodwill by $3,346 from the carrying value of RG’s goodwill of $2,286 plus the Company’s goodwill in the amount of $8,394 to the goodwill balance as a result of the Merger in the amount of $7,334. The following table summarizes the pro forma goodwill balance of the combined company as of December 31, 2015 (in thousands):

RG’s historical goodwill	$2,286
Company goodwill adjusted balance as a result of the Merger	5,048

Total	$7,334

(e)                                  Represents an adjustment of $4,363 to reflect the estimated fair value of the Company’s intangible assets recorded as a result of the Merger.  The fair value of the Company’s intangible assets consists of the following (in thousands):

		Amortization
		Period
		(in years)

Tradenames	$32,300	Indefinite
Customer relationships	14,100	10 Years

Total	$46,400

The preliminary estimated fair value of the intangible assets acquired was determined by the Company, which considered a valuation report of a third-party valuation specialist. The fair value of the tradenames was estimated using an income approach based on the relief-from-royalty method. The fair value of the customer relationship was estimated using a “with versus without” methodology to measure.

(f)                                   Represents an adjustment to deferred costs of $661 to (i) record $500 of deferred financing fees that were incurred in conjunction with the new line of credit entered into at the closing of the Merger; (ii) reclassify to long term debt $348 of deferred legal related financing fees incurred by RG; and (iii) reclassify $813 of deferred costs incurred by RG related to the Merger Agreement to additional paid in capital.

(g)                                  Represents an adjustment to accounts payable and accrued expenses of $6,621 to reflect elimination of $3,294 of accrued interest on the Company’s convertible notes as a result of the settlement of such obligations and payment of $3,327 of accrued transaction costs comprised of $1,137 incurred by RG and $2,190 incurred by the Company.

(h)                                 Represents an adjustment to buy-out payable of $1,668 to reflect the prepayment of the Buy-out payable at the closing of the Merger.

(i)                                     Represents an adjustment to line of credit and current loan payable of $6,415 to reflect the following:

(i)                                     the repayment of $18,180 on RG’s line of credit and current loan payable,

(ii)                                  the repayment of $4,235 on the Company’s revolving credit facility, and

(iii)                               the receipt of cash proceeds from borrowings on the Company’s new line of credit of $16,000.

(j)                                    Represents an adjustment to convertible notes of $13,169 to reflect partial repayment and settlement of the existing convertible notes and to record the Modified Convertible Notes at their estimated fair value of $14,300. This adjustment is comprised of the following (in thousands):

Accrued interest on convertible notes payable	$(3,294)
Elimination of unamortized original issue discount	(6,751)
Cash paid to existing holders of convertible notes	9,378
Notes converted to common stock of the Company	12,102
Fair value adjustment to Modified Convertible Notes payable	1,734

Total	$13,169

(k)                                 Represents an adjustment to long term debt of $48,083 to reflect the repayment of RG’s long term debt of $486 and the cash proceeds from the new term loan of $50,000, net of financing fees of $1,431, recorded as a debt discount.

(l)                                     Represents an adjustment to deferred rent of $1,738 to record the Company’s deferred rent liability at fair value due to acquisition accounting.

(m)                             Represents an adjustment to convertible preferred stock of $5 to reflect the par value of 50,000 shares of Series A Convertible Preferred Stock at par value of $0.10 per share issued at the closing of the Merger.

(n)                                 Represents an adjustment to common stock of $5,859 to reflect the par value of 12,350,000 shares of the Company’s common stock (post-split) at par value of $0.10 per share that are issued and outstanding at the closing of the Merger.

(o)                                 Represents an adjustment to additional paid in capital of $60,792 to reflect:

(i)                                     the elimination of the Company’s additional paid-in-capital of $113,371;

(ii)                                  the issuance of $50,000 of Series A Convertible Preferred Stock, less $5 of the par value;

(iii)                               the Company’s common stock retained by existing stockholders and shares issued to the holders of convertible notes valued at $19,895 (104,709 pre-split shares at $0.19 per share) reflected as equity consideration;

(iv)                              the reduction of additional paid-in-capital of $14,793 to reflect the amount of the redemption in excess of the balance of RG’s members’ equity (redemption of $62,334 less balance of member’s equity of $47,541—see note (q)). The excess redemption is accounted for as a reduction of additional paid-in-capital;

(v)                                 $1,235 relating to 12,350,000 shares of the Company’s common stock outstanding (post-split) at par value of $0.10 per share after giving effect to the Merger; and

(vi)                              the recording of $1,283 of offering expenses incurred by RG related to the Merger.

(p)                                 Represents an adjustment to accumulated deficit of $106,007 to reflect the elimination of the Company’s accumulated deficit of $106,007.

(q)                                 Represents an adjustment to member’s equity of $47,541 to reflect the redemption of the outstanding members’ equity of RG of $62,334 with the balance being reflected as a reduction of additional paid-in-capital. See note (o)(iv).

(r)                                    Represents an adjustment to treasury shares of $3,435 to reflect the elimination of the value of the Company’s treasury shares.

4. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(s)                                   Represents an adjustment to cost of goods sold of $432 to increase cost of sales for the year ended December 31, 2015 as a result of the inventories step up to fair value and based upon the assumed sell through of the inventories.

(t)                                    Represents adjustments to depreciation and amortization to reflect amortization expense for the finite lived intangible assets for the year ended December 31, 2015 in the amount of $1,207. This adjustment is a result of the change in the fair value of the Company’s intangible assets upon the closing of the Merger and the allocation between the finite lived and indefinite lived intangibles.

(u)                                 Represents the net adjustment to interest expense to reflect the interest on indebtedness of the combined company for the year ended December 31, 2015 in the amount of $94. The combined company’s debt will include a term loan, line of credit and Modified Convertible Notes that carry the following interest rates (in thousands):

•                  $50,000 term loan at an 9.6% variable interest rate;

•                  $16,000 line of credit at a 2.4% variable interest rate; and

•                  $14,300 of Modified Convertible Notes at 6.5% fixed interest rate.

The term loan and line of credit interest rates stated above are at current rates. An interest rate variance of 1/8 of a percent would result in an increase or decrease of approximately $100 to pre-tax income.

5. Pro Forma Income (Loss) Per Share

Pro Forma Combined

The Company’s Series A Convertible Preferred Stock has the non-forfeitable right to participate on an as converted basis at the conversion rate then in effect in any common stock dividends declared and as such, is considered a participating security. The Series A Convertible Preferred Stock are included in the computation of basic and diluted loss per share pursuant to the two-class method. The Series A Convertible Preferred Stock do not participate in undistributed net losses because they are not contractually obligated to do so.

The computation of diluted earnings per share attributable to common stockholders reflects the potential dilution that could occur if securities or other contracts to issue common shares that are dilutive were exercised or converted into common shares (or resulted in the issuance of common shares) and would then share in the earnings of the Company. During the periods in which the Company records a loss from continuing operations attributable to common stockholders, securities would not be dilutive to net loss per share and conversion into common shares is assumed to not occur.

The following table provides a reconciliation of net loss to preferred shareholders and common stockholders for purposes of computing net loss per share for the year ended December 31, 2015 (in thousands, except per share amounts):

Twelve Months Ended
December 31, 2015

Net loss :	$(35,727)
Less: Preferred dividends (i)	5,191

Net loss attributable to stockholders	(40,918)
Participating securities - Series A Convertible Preferred Stock (ii)	—
Net loss attributable to common stockholders	$(40,918)

Weighted average common shares outstanding	370,838
Basic and diluted loss per common share	$(0.11)

(i)                                     Each share of Series A Convertible Preferred Stock entitles the holder to receive cumulative cash dividends payable quarterly at an annual rate of 10% plus accumulated and accrued dividends thereon through such date.

(ii)                                  As these shares are participating securities that participate in earnings, but do not participate in losses based on their contractual rights and obligations, this calculation demonstrates that there is no allocation of the loss to these securities.

Basic weighted average shares outstanding for the year ended December 31, 2015 include (in thousands):

Pre-Reverse
Split
Joe’s Jeans Inc. shares outstanding at the closing of the Merger	70,083
New shares to be issued in the Merger to RG members	266,129
New shares to be issued in the Merger to exsiting holders of convertible notes	34,626

Total	370,838

Diluted weighted average shares outstanding used for the year ended December 31, 2015 exclude the anti-dilutive impact of 18,023 restricted stock awards that the Company is obligated to issue at the time of the closing of the Merger.

Pro forma income (loss) per share does not reflect the impact of the reverse stock split in a ratio of 1-for-30 which became effective upon the closing of the Merger. Pro forma income (loss) per share after giving effect to the reverse stock split is as follows (in thousands, except per share amounts):

Twelve Months Ended
December 31, 2015

Net loss :	$(35,727)
Less: Preferred dividends (i)	5,191

Net loss attributable to stockholders	(40,918)
Participating securities - Series A Convertible Preferred Stock (ii)	—
Net loss attributable to common stockholders	$(40,918)

Weighted average common shares outstanding	12,361
Basic and diluted loss per common share	$(3.31)

(i)                                     Each share of Series A Convertible Preferred Stock entitles the holder to receive cumulative cash dividends payable quarterly at an annual rate of 10% plus accumulated and accrued dividends thereon through such date.

(ii)                                  As these shares are participating securities that participate in earnings, but do not participate in losses based on their contractual rights and obligations, this calculation demonstrates that there is no allocation of the loss to these securities.